THE MARCUS CORPORATION REPORTS INCREASED FOURTH QUARTER
AND FISCAL 2007 RESULTS
Earnings from continuing operations up 51% for year; Both divisions contribute to improvement

Milwaukee, Wis., July 31, 2007…..The Marcus Corporation (NYSE: MCS) today reported increased revenues and earnings from continuing operations for the fourth quarter and fiscal year ended May 31, 2007.

Fourth Quarter Fiscal 2007 Highlights

•	Total revenues for the fourth quarter of fiscal 2007 were $92,201,000, a 37.2% increase from revenues of $67,223,000 for the fourth quarter of the prior year.
•	Earnings from continuing operations increased 162.3% to $5,702,000 or $0.19 per diluted common share, from earnings from continuing operations of $2,174,000 or $0.07 per diluted common share for the comparable prior period.
•	Net earnings were $5,471,000 or $0.18 per diluted common share for the fourth quarter of fiscal 2007, an 81.5% increase from net earnings of $3,015,000 or $0.10 per diluted common share for the fourth quarter of the prior year.
•	Operating income was $9,637,000 for the fourth quarter of fiscal 2007, a 35.4% increase from operating income of $7,117,000 for the comparable prior period. Operating income for the fourth quarter of fiscal 2007 includes approximately $3,500,000 in preopening expenses and start-up losses for recently opened hotels and theatres, and hotel renovations.
•	Last year’s fourth quarter net earnings included $841,000 of earnings from discontinued operations, net of income taxes, consisting primarily of additional gains on the sale of the company’s discontinued limited-service lodging division. Results from the company’s former limited-service lodging division, Miramonte Resort and vacation ownership development have been classified as discontinued operations in accordance with current accounting pronouncements.

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Fiscal 2007 Highlights

•	Total revenues were $327,631,000 for fiscal 2007, a 13.3% increase from revenues of $289,244,000 for fiscal 2006.
•	Earnings from continuing operations were $33,927,000 or $1.10 per diluted common share for fiscal 2007, a 51.0% increase from earnings from continuing operations of $22,468,000 or $0.73 per diluted common share for fiscal 2006.
•	Net earnings were $33,297,000 or $1.08 per diluted common share for fiscal 2007, a 17.8% increase from earnings of $28,271,000 or $0.91 per diluted common share for fiscal 2006.
•	Operating income was $41,139,000 for fiscal 2007, a 4.0% increase from operating income of $39,540,000 for fiscal 2006. Operating income for fiscal 2007 includes approximately $7,800,000 in preopening expenses and start-up losses for recently opened hotels and theatres, and hotel renovations.

“We continued to build momentum in fiscal 2007, with both divisions making a solid contribution to our increased revenues and earnings from continuing operations,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus noted that results for the fourth quarter and fiscal 2007 benefited from an additional week, which included the busy Memorial Day holiday weekend, and a lower effective income tax rate. Results for fiscal 2007 also included gains on the sale of properties including condominium units at the Platinum Hotel & Spa and a former theatre in Brookfield, Wis.

Marcus Theatres®

“Marcus Theatres had a very strong fiscal 2007 fourth quarter, with a 36% increase in revenues and a 47% increase in operating income. This strong finish to the year was the result of an exceptional slate of movies, the additional week of operations and 122 additional screens acquired during the quarter,” said Marcus.

“The five top-performing movies for Marcus Theatres in fiscal 2007 were Pirates of the Caribbean: Dead Man’s Chest, Spider-Man 3, Night at the Museum, Shrek the Third and Cars. Two of these hits, Spider-Man 3 and Shrek the Third opened in the fourth quarter, along with the latest Pirates film, Pirates of the Caribbean: At World’s End,” said Marcus.

“In addition to the strong movie slate, Marcus Theatres’ results for the fourth quarter of fiscal 2007 also benefited from six weeks of revenues from the addition of 122 screens at 11 locations that we acquired on April 19 from

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Cinema Entertainment Corporation for $75.7 million. The integration of these theatres into our existing circuit went very smoothly and as anticipated, the new theatres were accretive to both revenues and earnings in the fourth quarter,” Marcus said.

He said a highlight of the quarter and the fiscal year was the May 2007 opening of the Marcus Majestic Cinema in Brookfield, Wis. The Majestic is a complete entertainment destination, with traditional movie screens including two signature UltraScreens®, a pizza parlor, ice cream and coffee shop, and the AT&T Palladium offering hit movies, comedy shows and other live entertainment in a cabaret-style setting with tableside food and beverage service. “The Majestic puts us at the leading edge in developing the movie-theatre experience of the future. The performance of this one-of-a-kind new theatre has exceeded our expectations for the initial opening period,” said Marcus.

“At this point in the summer, our theatre box office at comparable theatres is about even with last year, except that last year included the Memorial Day weekend, which we don’t have this year. The newly acquired theatres continue to perform as expected. Early summer films such as Ocean’s 13, Knocked Up, Fantastic Four: Rise of the Silver Surfer, Live Free or Die Hard, Ratatouille and Transformers opened well and Harry Potter and the Order of the Phoenix and The Simpsons Movie had blockbuster openings in July. We are hopeful that the remaining films of the summer, including The Bourne Ultimatum and Rush Hour 3, will result in a strong ending to our first quarter of fiscal 2008,” Marcus added.

Marcus Hotels and Resorts

“In fiscal 2007, Marcus Hotels and Resorts added one new company-owned property and six new management contracts with a total of nearly 1,600 rooms. The new properties, along with the continued improvement in business travel, contributed to the division’s 38% increase in revenues in the fourth quarter and 20% increase for the year,” said Marcus. Revenue per available room, or RevPAR, for comparable company-owned properties increased 5.2% in fiscal 2007, due primarily to increases in the average daily rate.

The division’s fiscal 2007 operating income was reduced by approximately $7.0 million in start-up operating losses, including $4.5 million in preopening expenses, primarily related to the Skirvin Hilton in Oklahoma City, The Platinum condominium hotel project in Las Vegas and the rebranding of the InterContinental Milwaukee hotel. “While these expenses had a short-term impact on operating results, we believe these properties will contribute to our continued growth over the long term,” said Marcus.

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A new company-owned property added during the year is the exquisitely restored Skirvin Hilton in Oklahoma City, the company’s fifth historic hotel under management. Management contracts signed during the fiscal year include Brynwood Country Club in Milwaukee, Resort Suites in Scottsdale, Ariz. and the Sheraton Clayton Plaza hotel in St. Louis. The company has a minority equity interest in two additional new management contracts, for the Sheraton Madison Hotel in Madison, Wis. and the Westin Columbus, in Columbus, Ohio. In addition, Marcus Hotels and Resorts co-developed and currently owns 100% of the public space and is managing the Platinum Hotel & Spa in Las Vegas. An additional management contract for an under-construction Hilton hotel in Bloomington, Minn. was also signed during the fiscal year.

“We made excellent progress on our strategy to increase our number of rooms under management in fiscal 2007. With more than 5,000 rooms currently under management, we expect to reach our previously stated goal of 6,000 rooms within the next 12 to 18 months. Several of our new management contracts are with affiliates of leading real estate equity companies including Goldman Sachs, Chicago-based Waterton Commercial LLC and W.P. Carey & Co., LLC. We believe these strategic relationships have the potential to generate additional growth opportunities for us in the future,” said Marcus.

“The summer is off to a good start, with strong advanced bookings. This trend, along with the continued improvement in business travel, relatively low supply growth and a strong pipeline of potential opportunities, all contribute to the positive outlook for this business,” said Marcus.

Summary

“In fiscal 2007, we executed on our strategies to grow both of our core businesses. We delivered strong financial performance and continued to invest in maintaining and enhancing our existing assets. We also delivered on our commitment to build value for our shareholders. We increased the regular quarterly cash dividend by 13% and repurchased a total of 411,000 shares of our common stock under an existing board authorization. With this strong foundation, we believe we are well positioned to continue our growth in fiscal 2008 and beyond,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 31, 2007, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-3945. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for

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telephone replay through Tuesday, August 7, 2007 by dialing 1-888-286-8010 and entering the passcode 17810144. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 608 screens at 50 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota and Iowa, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in 10 states, with one additional property under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and pre-opening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) the successful integration of the Cinema Entertainment Corporation theatres into our theatre circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	14 Weeks Ended May 31, 2007	13 Weeks Ended May 25, 2006	53 Weeks Ended May 31, 2007	52 Weeks Ended May 25, 2006
Revenues:
Rooms and telephone	$23,887	$19,110	$88,369	$75,871
Theatre admissions	27,037	20,195	98,184	93,429
Theatre concessions	13,497	10,204	48,879	45,496
Food and beverage	14,598	9,802	49,322	41,162
Other revenues	13,182	7,912	42,877	33,286

Total revenues	92,201	67,223	327,631	289,244
Costs and expenses:
Rooms and telephone	9,371	7,129	32,949	27,852
Theatre operations	23,480	16,315	81,085	73,527
Theatre concessions	2,995	2,189	10,853	9,672
Food and beverage	11,679	7,455	38,505	31,461
Advertising and marketing	5,425	4,070	19,608	16,446
Administrative	10,358	6,516	34,464	29,001
Depreciation and amortization	7,308	6,585	26,913	26,131
Rent	940	899	3,413	3,630
Property taxes	2,127	2,641	9,473	10,395
Preopening expenses	2,077	399	5,293	805
Other operating expenses	6,804	5,908	23,936	20,784

Total costs and expenses	82,564	60,106	286,492	249,704

Operating income	9,637	7,117	41,139	39,540
Other income (expense):
Investment income	926	1,031	3,110	7,863
Interest expense	(4,085)	(3,389)	(13,921)	(14,397)
Gain (loss) on disposition of property,
equipment and other assets	453	(1,582)	14,541	1,749
Equity earnings (losses) from
unconsolidated joint ventures	9	(742)	(1,366)	(1,868)

	(2,697)	(4,682)	2,364	(6,653)

Earnings from continuing operations
before income taxes	6,940	2,435	43,503	32,887
Income taxes	1,238	261	9,576	10,419

Earnings from continuing operations	5,702	2,174	33,927	22,468
Discontinued operations:
Loss from discontinued operations,
net of income taxes	(110)	(846)	(515)	(1,905)
Gain (loss) on sale of discontinued
operations, net of income taxes	(121)	1,687	(115)	7,708

	(231)	841	(630)	5,803

Net earnings	$5,471	$3,015	$33,297	$28,271

Earnings per common share - diluted:
Continuing operations	$0.19	$0.07	$1.10	$0.73
Discontinued operations	(0.01)	0.03	(0.02)	0.18

Net earnings per common share	$0.18	$0.10	$1.08	$0.91

Weighted average shares outstanding -
diluted:	30,791	31,077	30,807	30,939

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) May 31, 2007	(Audited) May 25, 2006
Assets:
Cash and cash equivalents	$12,018	$34,528
Cash held by intermediaries	5,749	1,752
Accounts and notes receivable	19,956	17,691
Refundable income taxes	5,604	216
Deferred income taxes	7,714	5,898
Condominium units held for sale	7,320	--
Other current assets	6,340	11,273
Assets of discontinued operations	975	7,545
Property and equipment - net	559,785	450,529
Other assets	79,245	57,802

Total Assets	$704,706	$587,234

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$24,481	$19,899
Taxes other than income taxes	11,215	11,064
Other current liabilities	31,466	22,581
Current maturities of long-term debt	57,250	53,402
Liabilities of discontinued operations	2,731	1,998
Long-term debt	199,425	123,110
Deferred income taxes	35,699	27,946
Deferred compensation and other	22,930	25,911
Shareholders' equity	319,509	301,323

Total Liabilities and Shareholders’ Equity	$704,706	$587,234

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
14 Weeks Ended May 31, 2007
Revenues	$43,908	$47,965	$328	$92,201	$125	$92,326
Operating income (loss)	9,272	2,876	(2,511)	9,637	(239)	9,398
Depreciation and amortization	3,111	4,032	165	7,308	--	7,308
13 Weeks Ended May 25, 2006
Revenues	$32,181	$34,707	$335	$67,223	$526	$67,749
Operating income (loss)	6,300	3,101	(2,284)	7,117	(1,187)	5,930
Depreciation and amortization	3,018	3,285	282	6,585	18	6,603
53 Weeks Ended May 31, 2007
Revenues	$156,451	$169,942	$1,238	$327,631	$4,060	$331,691
Operating income (loss)	34,561	15,792	(9,214)	41,139	(224)	40,915
Depreciation and amortization	11,826	14,336	751	26,913	12	26,925
52 Weeks Ended May 25, 2006
Revenues	$145,990	$141,917	$1,337	$289,244	$5,358	$294,602
Operating income (loss)	32,481	15,613	(8,554)	39,540	(2,859)	36,681
Depreciation and amortization	12,372	12,632	1,127	26,131	143	26,274

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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